Exhibit 2.2
Vital Health Technologies, Inc.
Form 10-KSB
File No. 000-15243

                    Asset Purchase Agreement


SELLER:             Vital Health Technologies, LLC
                    3085 Center Pointe Dr. N.
                    Roseville, MN 55113

PURCHASER:          Vital Health Technologies, Inc.
                    3085 Center Pointe Dr. N.
                    Roseville, MN 55113

SECTION 1.          PURCHASE AND SALE

     Vital Health Technologies, LLC (the "Seller") hereby agree to sell, transfer and assign to the Purchaser all assets, real, intellectual, tangible, intangible and certifies that the assets are owned solely by the Seller and are free and clear of all liens, mortgages, pledges, security interests, and other encumbrances, and the Purchaser hereby agrees to acquire the assets, subject to the terms and conditions set forth in this agreement.

SECTION 2.          TAX FREE EXCHANGE - IRC SECTION 351

     The transaction involves a contribution of Capital
Assets in exchange for Common Stock by the Purchaser under IRC Section 3 5 1, which is intended to be a tax-free exchange. The Seller agrees to accept a contribution of common stock as follows: 2,000,000 shares of Vital Health
Technologies, Inc. common stock

SECTION 3.          CLOSING AND SETTLEMENT

     The closing of the sale and purchase of the assets (the "Closing") shall occur when all parties sign this agreement. Upon signing this agreement, the assets will be transferred to Purchaser and shares of Common Stock will be issued to Seller.

SECTION 4.          DISCLOSURE

     As a disclosure to the Seller to enter into the transaction contemplated by this agreement, the Purchaser hereby represents, warrants, covenants, agrees, and acknowledges to Company as of the date of this agreement as follows:

     4.1 The contribution of Common Stock meets the requirements of the 1933 Act and Applicable Laws.

     4.2 The Common Stock will be restricted from trading under SEC rule 144 and must be held at least I year


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     4.3  The Company may issue new shares or another form
     of equity ownership at purchase prices that may vary in price.

     4.4 The shares of Common Stock trade on a secondary trading exchange, however there is no assurance that these shares will continue to be listed on a trading exchange, nor are there any assurance that there will be sufficient demand for the purchase of stock in the event a "sell order" is placed by the Seller.

     4.5 In the event the Company issues new shares, the result in all probability, will cause a dilution of percentage ownership of the shares held by the Seller.

     4.6 The Company may liquidate or sell all assets and discontinue operations at any time.

     4.7 The Company may enter into a transaction, in the near, or distant future, with another company, or enter into a partnership, or strategic alliance that may substantially dilute or change the ownership structure.

     4.8 The Company may enter into a transaction in which senior equity or debt is issued which will result in a lower class of ownership of shares held by the Seller.

     4.9 The Company may dramatically change its business focus at any time and reserves the right to change its business operations in line with that focus.

SECTION 5.          GENERAL PROVISIONS

     5.1 Modification. This agreement may only be amended, modified, superseded, or cancelled, or any of the terms and conditions hereof waived, by a writing signed by the parties, in the case of a waiver, by the party waiving compliance. No waiver by either party of any term or condition or of the breach thereof shall be deemed to be construed as a further or continuing waiver of any such term or condition or of the breach of any other term or condition or of the breach of any other term or condition set forth in this Agreement

     5.2 Enforceability. The illegality, unenforceability or invalidity of any provision or provisions of this Agreement shall not effect any other provision hereof, and this Agreement shall be construed in all respects as if such illegal, unenforceable or invalid provisions were omitted here from

     5.3 Notices. All notices and other communications provided for hereunder shall be in writing and shall be personally delivered or mailed by first class mail postage prepaid, addressed to the parties named above. Or, to such other address as either party may from time to time designate by written notice. All such notices and communications shall be deemed given:

          a.   When received, if personally delivered; or
	    b.   Three (3) days after deposit in the U.S. mail, first
               class postage prepaid.

     5.4 Attorneys' fees. In the event the either party (the Seller or Purchaser) prevails in an action against the other party for a breach of this Agreement, the prevailing party shall be entitled to recover its or his costs and expenses, including attorney's fees, incurred in prosecuting such action.


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     5.5  Governing Law.  This agreement shall be deemed to
     have been entered into the State of Minnesota and shall be governed by and construed in accordance with the laws of the State of Minnesota.

     5.6 Successors and Assigns. The covenants, agreements and conditions contained in or granted by this Agreement shall be binding upon and shall inure to the benefit of the Seller and the Purchaser and their respective heirs, successors and permitted assigns.

     5.7 Entire Agreement. This Agreement, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating thereto.

IN WITNESS HEREOF, the parties hereto have executed this Asset Purchase Agreement effective as of the 1st day of December 2000.

VITAL HEALTH TECHNOLOGIES, LLC
By: /S/William Kieger
Its: President

VITAL HEALTH TECHNOLOGIES, INC.
By: /S/ Steven Muscanto
Its: Director



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